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                                                             Exhibit 10(ii)(ap)


                           J. C. PENNEY COMPANY, INC.

                           FORM OF SEVERANCE AGREEMENT



                                                             [Date]

PERSONAL AND CONFIDENTIAL


Dear ______________________:

         As you are aware, the Board of Directors of J. C. Penney Company, Inc. ("Company") has adopted the 1999 Separation Allowance Program for Profit-Sharing Management Associates ("Program") to protect associates and their families in the event their jobs are negatively affected by a Change of Control of the Company. The Company considers you a key officer and needs your best efforts, skills and dedication in the event of a Change of Control of the Company to assure that the best interests of all its stockholders are protected, as determined by the Board of Directors. The Company recognizes that the course of action which it decides upon and which you will be responsible to implement may be contrary to your own personal interests and needs. For the purpose of assuring the continued availability of your best efforts, skills and dedication which are now and will be required in such difficult circumstances to obtain the most beneficial outcome for the Company's stockholders, the Company offers, in consideration of your continued services, to provide you with a separate lump sum severance payment in lieu of the lump sum severance payment under the Program or your employment contract, as the case may be, in the event of a Change of Control of the Company, as follows:

1. ALTERNATIVE SEVERANCE ARRANGEMENT. If, within six months following a Change of Control of the Company (as defined in Exhibit A attached hereto), your employment by the Company terminates, voluntarily or involuntarily, for any reason other than disability or death, you shall receive the Severance Payment, together with all the other benefits provided for in the Program or your employment contract, as the case may be.

     (a) The Severance Payment will be paid to you immediately upon your termination of employment in one lump sum, subject to applicable withholding taxes.

     (b) This alternative severance arrangement shall terminate upon the expiration of six months from the date of a Change of Control.

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        For the purposes of this agreement, Severance Payment shall mean an amount equal to the sum of the following:

     I.   Three times your then current annual base rate of salary, plus

     II. Three times the Management Incentive Compensation Plan award for which you are eligible based on your salary at the time the Severance Payment is computed, payable at the target level ($1.00 unit value), plus

     III. Three times the Economic Value Added Performance Plan award for which you are eligible, payable at the target level ($1.00 unit value) calculated on your salary at the time the Severance Payment is computed, without regard to any negative balance in your Bonus Reserve Account under that Plan.

     IV. If you become entitled to the Severance Payment and/or other benefits under the Program, you shall also be entitled to receive the Code
          Section 280G Gross-Up Payment described in Section 4.10 of the Program, if applicable.

     2. TERM OF THIS AGREEMENT. The term of this agreement is one year beginning February 8, 2000. This agreement shall be automatically renewed for additional one year terms unless terminated by the Board of Directors of the Company by the delivery of written notice to you not less than thirty (30) days prior to the end of the term.

3.   MISCELLANEOUS.

     (a) The Severance Payment is in lieu of Severance Pay under Section 4.01 of the Program. If you receive a Severance Payment under this agreement, you shall also be entitled to receive immediately any other benefits to which you may be entitled under the Program without the need for an actual or constructive termination of employment. If you do not terminate your employment within six months after a Change of Control, then you shall continue to be entitled to all the benefits, including Severance Pay, provided for in the Program for the remaining term of the two year period provided for in the Program after a Change of Control.

     (b) You shall not be required to mitigate the amount of any Severance Payment paid to you by seeking other employment or otherwise, nor shall the amount of any Severance Payment be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.


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     (c)  The Company will require any successor (whether direct or indirect, by purchase, merger, share exchange, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such successor existed.

4. NOTICES. Any notice required or permitted by this agreement shall be given by registered or certified mail, return receipt requested, addressed to the Company at its then principal office, or to you at your address specified on page 1 of this agreement, or to either party hereto at such other address or addresses as you or the Company may from time to time specify for such purpose in a notice similarly given.

5. GOVERNING LAW. This agreement shall be construed and governed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

         Please indicate your acceptance of this agreement by signing one copy of this letter in the space provided below and returning it to me. The other copy is for your files.

Sincerely,

J. C. PENNEY COMPANY, INC.




By
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      J. E. Oesterreicher
      Chairman of the Board and
      Chief Executive Officer

AGREED TO AND ACCEPTED this ____ day of ______________, _______.


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                                    EXHIBIT A


         A Change of Control shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:

         (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

         (b) during any period of two consecutive calendar years, the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of the Company: individuals, who on July 14, 1999 constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on July 14, 1999 or whose appointment, election or nomination for election was previously so approved or recommended; or

         (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected solely to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

         (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated a sale or disposition by the Company or any of its subsidiaries of any assets which individually or as part of a series of related transactions constitute all or substantially all of the Company's consolidated assets, other than any such sale or disposition to an entity at least 50% of the combined


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voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company immediately prior to such sale or disposition; or

         (e) the execution of a binding agreement that if consummated would result in a Change of Control of a type specified in subparagraphs (a) or (c) above (an "Acquisition Agreement") or of a binding agreement for the sale or disposition of assets that, if consummated, would result in a Change of Control of a type specified in subparagraph (d) above (an "Asset Sale Agreement") or the adoption by the Board of Directors of the Company of a plan of complete liquidation or dissolution of the Company that, if consummated, would result in a Change of Control of a type specified in subparagraph (d) above (a "Plan of Liquidation"), provided, however, that a Change of Control of the type specified in this subparagraph (e) shall not be deemed to exist or have occurred as a result of the execution of such Acquisition Agreement or Asset Sale Agreement, or the adoption of such a Plan of Liquidation, from and after the Abandonment Date. As used in this subparagraph (e), the term "Abandonment Date" shall mean the date on which (i) an Acquisition Agreement, Asset Sale Agreement or Plan of Liquidation is terminated (pursuant to its terms or otherwise) without having been consummated, (ii) the parties to an Acquisition Agreement or Asset Sale Agreement abandon the transactions contemplated thereby, (iii) the Company abandons a Plan of Liquidation, or (iv) a court or regulatory body having competent jurisdiction enjoins or issues a cease and desist or stop order with respect to or otherwise prevents the consummation of, or a regulatory body notifies the Company that it will not approve an Acquisition Agreement, Asset Sale Agreement or Plan of Liquidation or the transactions contemplated thereby and such injunction, order or notice has become final and not subject to appeal; or

         (f) the Board adopts a resolution to the effect that, for purposes of this Plan, a Change of Control has occurred.

         Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity (i) which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (ii) which is intended to reflect or track the value or performance of a particular division, business segment or subsidiary of the Company, or (iii) which is an affiliated company, subsidiary, or spin-off entity owned by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company on the date of such spin-off.

         As used in connection with the foregoing definition of Change of Control, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of


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1934, as amended from time to time; "Parent" shall mean any entity that becomes the Beneficial Owner of at least 50% of the voting power of the outstanding voting securities of the Company or of an entity that survives any merger or consolidation of the Company or any direct or indirect subsidiary of the Company; and "Person" shall have the meaning given in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation or entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.







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